Exhibit 8(a)

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

July [__], 2006

JCP&L Transition Funding II LLC c/o First Energy Service Company 76 South Main Street Akron, Ohio 44308-1890
Re:	Transition Bonds

Ladies and Gentlemen:

We have acted as special federal income and New Jersey State tax counsel to Jersey Central Power & Light Company, a New Jersey corporation, and JCP&L Transition Funding II LLC, a Delaware limited liability company (the “Issuer”), in connection with the Issuer’s proposed issuance and sale of up to $182,400,000 million in aggregate principal amount of transition bonds (the “Transition Bonds”) to be offered from time to time as described in the form of prospectus (the “Prospectus”) and prospectus supplement (the “Prospectus Supplement”) included as part of Registration Statement No. 333-115467 on Form S-3 which was initially filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on May 13, 2004, and thereafter amended by Amendment No. 1 and Amendment No. 2 thereto filed with the Commission on June 23, 2006 and July [__], 2006, respectively (the “Registration Statement”).

You have requested our opinion regarding certain federal income and New Jersey tax consequences relating to the issuance of the Transition Bonds. In rendering our opinion as to these matters, we have examined the Prospectus and Prospectus Supplement, the forms of the operative documents included as Exhibits to the Registration Statement (the “Operative Documents”) and such other documents, corporate records, statements and representations made by officers and other representatives of JCP&L and the Issuer, and other matters of fact and law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. In rendering those opinions, we have assumed that the Transition Bonds will be issued in accordance with the terms of the Operative Documents and as otherwise described in the Prospectus and Prospectus Supplement, and that all other transactions relating to the issuance of the Transition Bonds that are described in the Registration Statement will be consummated as described therein.

Based on the foregoing, and in reliance on the representations set forth in the Prospectus Supplement under the section captioned “Certain Material Income Tax Matters” and in the Prospectus under the sections captioned “Material Income Tax Considerations,” “Certain

JCP&L Transition Funding II LLC
July [__], 2006

Material United States Federal Income Tax Matters for the Transition Bondholders” and “Material State of New Jersey Tax Matters for the Transition Bondholders,” we are of the following opinions:

1.	The Issuer will not be subject to U.S. federal income tax as an entity separate from JCP&L.

2.	The Transition Bonds will be treated as debt obligations of JCP&L for U.S. federal income tax purposes.

3.
The statements set forth in the Prospectus Supplement under the section captioned “Certain Material Income Tax Matters” and in the Prospectus under the sections captioned “Certain Material Income Tax Considerations,” “Certain Material United States Federal Income Tax Matters for the Transition Bondholders” and “Material State of New Jersey Tax Matters for the Transition Bondholders,” to the extent they constitute matters of federal income or New Jersey State tax law or legal conclusions with respect thereto, are correct in all material respects.

The opinions set forth above are rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligations to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

We are furnishing these opinions to you solely in connection with the issuance of the Transition Bonds, and these opinions are not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to the filing of these opinions as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus Supplement under the section captioned “Certain Material Income Tax Matters” and in the Prospectus under the sections captioned “Material Income Tax Considerations,” “Certain Material United States Federal Income Tax Matters for the Transition Bondholders” and “Material State of New Jersey Tax Matters for the Transition Bondholders.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

THELEN REID & PRIEST LLP